Exhibit 10.1

July 20, 2015

Mr. Gary Smalley

1509 Post Oak Place

Westlake, TX 76262

Dear Gary,

I am pleased to acknowledge that we have reached an agreement for you to become the new Executive Vice President and Chief Financial Officer of Tutor Perini Corporation.  Your start date will be approximately September 15, 2015, subject to your confirmation after your review with Fluor.  The following should adequately summarize the financial terms of our agreement:

1)	Your salary will be $29,166.67 semi-monthly, which is equivalent to $700,000 per year.
2)	Your bonus will be 100% of salary based on the companies meeting its corporate targets based on earnings per share. Your bonus will be prorated for the balance of 2015.
3)	You will be given 15,000 shares of stock grants and 15,000 shares of stock options, again directly related to meeting earnings per shared targets for each of the next three years of your employment.
4)

You will receive a $250,000 signing bonus upon the commencement of your employment and be loaned up to $350,000 for the purpose of you securing a new home.  The $350,000 loan will be repaid when you have appropriately sold your existing home in Texas.

5)	You will receive a new car with a budget amount of approximately $60,000 plus the appropriate gasoline credit card and corporate credit card for entertaining, when applicable.
6)	Life insurance in the amount of $2,500,000.

Mr. Gary Smalley

July 20, 2015

7)	You will receive three weeks paid vacation per year in accordance with the TPC vacation plan.
8)	Normal corporate perquisites to be further defined.

This offer of employment is contingent upon the following: receipt of the signed offer letter, and a negative result from the drug screening.

Please take time to review the following terms and conditions relative to your pending employment with our company:

•

As an employee of the company you will have access to certain company trade secrets and other confidential information.  To protect the interests of the company you will be required to sign the company’s standard “Employee Confidentiality and Rights Agreement” as a condition of your employment.  A copy of this agreement has been attached for your review and signature.

•	Please read and sign the attached Arbitration Agreement.
•

You must not bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to your former employers.   If you signed a confidentiality or non-disclosure agreement with your current employer or signed any other agreement that restricts your activities as an employee of the company, please provide copies of any such documents to me as soon as possible.  If you are unsure of your obligations under such agreements, you should consult with me and/or the Vice President of Human Resources.

Should you decide to accept our offer, you will be an at-will employee of the company, which means that the employment relationship may be terminated by either of us for any reason at any time.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision of this letter) should be regarded by you as ineffective unless it is in writing and signed by me and recorded with the Vice President of Human Resources.

Mr. Gary Smalley

July 20, 2015

Please sign a copy of this letter to signify your acceptance of this offer of employment. The terms of this offer expire seven (7) business days from its date of issuance.

If you have any questions, please feel free to call.

Sincerely,

TUTOR PERINI CORPORATION

/s/Ronald N. Tutor
Ronald N. Tutor
Chairman & CEO

I accept the terms set forth in the offer letter above: *

/s/Gary G Smalley	7/21/2015
Gary Smalley	Date

*       Per agreement with Ron Tutor, all moving costs (including transportation and temporary housing but excluding realtor costs) will be paid/reimbursed by the Company